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                                                                      EXHIBIT 23
                          Independent Auditors' Consent


We consent to incorporation by reference in the registration statement
No. 33-31330 on Form S-8 of LaBarge, Inc. of our report dated May 12, 2000, relating to the statements of net assets available for plan benefits of the LaBarge, Inc. Employees Savings Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for each of the years then ended, and the related schedules as of and for each of the years ended December 31, 1999 and 1998, which report appears in the annual report on Form 11-K of the LaBarge, Inc. Employees Savings Plan.



/s/ KPMG LLP
St. Louis, Missouri

June 28, 2000